Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Longs Elects Donna Tanoue

To Board of Directors

WALNUT CREEK, CA (March 1, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today announced that its Board of Directors has elected Donna Tanoue, Vice Chairman and Chief Administrative Officer of Bank of Hawaii, to the Board. She will stand for re-election at the Company’s Annual Meeting scheduled on May 24, 2005.

Tanoue joined Bank of Hawaii in 2002 as Vice Chairman of the Investment Services Group after serving as the Chairman of the Federal Deposit Insurance Corporation (FDIC) in Washington, D.C. from 1998 through 2001. Prior to becoming FDIC Chairman, Tanoue was a partner in the Hawaii law firm of Goodsill Anderson Quinn & Stifel, which she joined in 1987. Born in Honolulu, Hawaii, Tanoue earned a Bachelor’s degree from the University of Hawaii in 1977 and a Juris Doctor degree from Georgetown University Law Center in 1981.

Tanoue is active in the Hawaii community, serving on several boards including: Bank of Hawaii, Kaneohe Ranch Company, Ltd., Queen’s Health Systems, Hawaii Community Foundation, and Japanese Cultural Center of Hawaii.

Bank of Hawaii, the primary subsidiary of Bank of Hawaii Corporation, is the largest independent financial institution in Hawaii. Bank of Hawaii Corporation and its subsidiaries provide financial services to businesses, consumers and governments in Hawaii, the West Pacific and American Samoa.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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